UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE

SECURITIES EXCHANGE ACT OF 1934 AND

REGULATION 14C THEREUNDER

Check the appropriate box:

☑	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

IRIS BIOTECHNOLOGIES INC.

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

IRIS BIOTECHNOLOGIES INC.

5201 Great America Pkwy, Ste. 320

Santa Clara, California 95054

INFORMATION STATEMENT

This information statement is being circulated to the stockholders of Iris Biotechnologies Inc., a California corporation (the "Company"), in connection with the taking of corporate action without a meeting upon the written consent of the holders of a majority of the outstanding voting securities of the Company and is being furnished to holders of record of the common stock of the Company in order to comply with the requirements of Section 14(c) of the Securities Exchange Act of 1934 and Regulation 14C under the Exchange Act.  The purpose of the information statement is to inform all stockholders of the approval of an amendment to the Company’s Articles of Incorporation providing for a change in the number of authorized shares of preferred and common stock. The information statement will be mailed or delivered to you on or about April 7, 2016.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

We are not seeking consent, authorization or proxies from you because the consent of stockholders entitled to cast the required number of votes to approve the amendments has already been obtained. On March 18, 2016, the Company amended its Articles of Incorporation by filing a Certificate of Amendment with the Secretary of State of California to effect an increase in the number of the Company’s authorized common shares and preferred shares from 20,000,000 to 100,000,000 and 5,000,000 to 25,000,000 respectively. The increase in the authorized number of shares of common stock and preferred stock was approved by the Board of Directors of the Company on March 17, 2016 and holders of more than 50% of the voting power of the Company’s capital stock on March 18, 2016. The Company’s ticker symbol and CUSIP remain unchanged.

Unless otherwise noted, references to the “Company,” “we,” “our,” or “us” mean Iris Biotechnologies Inc., a California corporation, and its consolidated subsidiaries.  Our principal executive offices are located at 5201 Great America Pkwy, Ste. 320, Santa Clara, California 95054, and our telephone number is (408) 867-2885.

The cost of this Information Statement, consisting of printing, handling and mailing of the Information Statement and related materials will be paid by the Company.

VOTING SECURITIES

On March 17, 2016, our board of directors adopted resolutions proposing and approving of an amendment to the Company’s Articles of Incorporation providing for a change in the number of authorized shares of preferred and common stock and declaring advisable that we submit to our stockholders such proposed change for approval by written consent.  As of the close of business on March 17, 2016, the record date for the determination of stockholders to whom this information statement is sent, the Company had outstanding 19,607,177 shares of common stock, no par value per share.  Each stockholder is entitled to one vote per share of capital stock held.

As permitted under the Section 902 of California General Corporation Law, by written consent dated March 18, 2016, stockholders of the Company representing more than a majority of the issued and outstanding shares of common stock adopted the attached Certificate of Amendment to our Articles of Incorporation to effect the proposed change in authorized shares.

CONSENTING STOCKHOLDERS

On March 18, 2016, the following stockholder, who owns approximately 58.23% of our common stock, consented in writing to the adoption of the attached Certificate of Amendment.  See “Security Ownership of Certain Beneficial Owners and Management” below.

Stockholder Name	Shares of Common Stock	Percentage
Simon S. Chin	11,416,510	58.23%

Under California law, we are required to give all stockholders written notice of any actions that are taken by written consent without a stockholders meeting.  Under Section 14(c) of the Securities Exchange Act of 1934 (the "Exchange Act"), the actions cannot become effective until 20 calendar days after the mailing date of this information statement to our stockholders.

We are not seeking written consent from any of our stockholders and our other stockholders will not be given an opportunity to vote with respect to these actions.  All necessary corporate and stockholder approvals have been obtained, and this information statement is furnished solely for the purpose of:

•	advising stockholders of the action taken by written consent, as required by California; and

•	giving stockholders notice of the actions taken, as required by the Exchange Act.

DISSENTERS’ RIGHTS

Stockholders who were not afforded an opportunity to consent or otherwise vote with respect to the actions taken have no right under California law to dissent or require a vote of all our stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 17, 2016 with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner (1)	Total Number of Shares Beneficially Owned (2)	Percentage of Common Stock Beneficially Owned (2)
Simon Chin (3)	11,541,510	58.5
Ronald Mark Gemberling (4)	227,696	1.1
Paul Yaswen (5)	60,417	0.3
James LeBlanc (6)	235,539	1.2
Ralph M. Sinibaldi (7)	195,000	1.0
Grace Osborne (8)	802,165	4.0
Douglas Hendren (9)	290,343	1.5
All Executive Officers and Directors as a Group (7 persons) (10)	13,352,670	67.6

Name of Beneficial Owner (More than 5% owner, not an officer or director)	Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Daniel Farnum, MD	1,211,579	6.2
  (1) Except as otherwise indicated, the address of each beneficial owner is c/o Iris BioTechnologies Inc., 5201 Great America Parkway, Suite 320, Santa Clara, California 95054.
  (2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the shares shown. Except where indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them. Applicable percentage ownership as of March 17, 2015 is based upon 19,607,177 shares of common stock outstanding.
  (3) Consists of options to purchase 125,000 shares of common stock, which are currently vested, but does not include options to purchase an aggregate of 275,000 shares of common stock.
  (4) Consists of options to purchase 227,696 shares of common stock, which are currently vested.
  (5) Consists of options to purchase 60,417 shares of common stock, which are currently vested, but does not include options to purchase an aggregate of 39,583 shares of common stock.
  (6) Includes options to purchase 110,000 shares of common stock, which are currently vested.
  (7) Includes options to purchase 195,000 shares of common stock, which are currently vested.
  (8) Includes 36,665 shares owned by her spouse and options to purchase 261,125 shares of common stock, which are currently vested, but does not include options to purchase an aggregate of 68,750 shares of common stock.
  (8) Includes 75,190 shares owned by his spouse
  (9) Includes options to purchase 1,010,488 shares of common stock.

REASONS FOR AMENDMENT OF ARTICLES OF INCORPORATION

The Company’s intention to amend the Articles of Incorporation was to have sufficient shares to issue to finance the dynamic growth of the company. The board of directors of the Company approved this change unanimously by written consent on March 17, 2016.

FROM DEVELOPMENT TO COMMERCIALIZATION

INTRODUCTION

Iris Biotechnologies Inc. is a life sciences company poised to help usher in the future of health care, the era of precision medicine. Precision medicine is as great a leap from our current system as modern scientific medicine was from the 19th-century country doctor. In conjunction with the increasing use of personal electronic devices the precision medicine revolution will empower us to actually identify and alter the causes of disease long before they manifest as symptoms or physical findings. This disruptive new paradigm will fundamentally alter the way we think about health and disease. Our understanding will, in turn, change physician-patient relationships, health care delivery practices, and the financial structure controlling health insurance payments for laboratory work and medical intervention.

With an aging population, especially the baby-boomers, the demand for more quality healthcare will only increase. Currently, the US GDP is approximately $18.5 trillion dollars and total government healthcare spending (Fed, State, and Local) is approximately $1.5 trillion, which is approximately 8% percent of GDP. According to the Center for Medicare and Medicaid Services (CMS), “average annual projected growth of 6.2 percent per year is projected for 2016 through 2022, largely as a result of the continued implementation of the ACA coverage expansions, faster projected economic growth, the aging of the population, and the end of the sequester. While projected growth is faster compared to recent experience, it is still slower than the growth experienced over the longer-term history. US healthcare spending is projected to be 19.9 percent of GDP by 2022 while spending on national health care totaled $3.0 trillion or 17.5 percent of GDP in 2014.”

We believe that the rate of increase in annual healthcare spending is not sustainable. Also, the total US government debt of $22.58 trillion is clearly a factor that will drive down healthcare reimbursement. The only way to deliver high quality healthcare, nearly on demand, at competitive prices, is through innovation. For more than a decade, we have focused on medical innovations, proceeding methodically with a reverence for patient safety, privacy, and intervention efficacy.

The global personalized medicine market by product (PM Diagnostics, PM Therapeutics, Personalized Medical Care, Personalized Nutrition & Wellness) is expected to reach $2,452.5 Billion in 2022, according to Grand View Research, Inc. PricewaterhouseCoopers, the largest professional services firm in the world, estimated that a more personalized approach to medicine and health is expected to grow to $452 billion in 2015. The core diagnostic and targeted therapeutic segment of the market is expected to grow by 10 percent annually, reaching $42 billion by 2015. With health care spending expected to be nearly 18.5% percent of GDP by 2017, companies developing personalized diagnostic products are expected to yield very good return on investment.

Why does a person stay healthy? Why does a person get sick?

In general, health and disease come down to five variables: 1) DNA sequence, 2) how protein coding genes are expressed, 3) how proteins are produced and folded, (4) life style and (5) the environment, in other words nature and nurture. Nature is what is happening with the DNA, RNA, genes and their expression, protein folding, etc. Nurture is everything else.

DNA, gene expression, and the interacting environment are connected by what is called the epigenome. The epigenome responds to the environment both internally and externally, regulating the turning off or on of the genes in the DNA through processes like methylation and acetylation. Disease may occur due to problems in any of these areas. Changing the sequence changes the way proteins fold, perhaps in critical ways so that "lock-and-key" interactions no longer fit. The Human Genome Project and DNA sequencing for various organisms was a necessary beginning in this new era of precision medicine but it is only the starting point. Discovering how our genes respond to ever-increasing environmental challenges and cause disease is the next essential step.

Most of the DNA and RNA in the body are located within cells, but a small amount of nucleic acids can also be found circulating freely in the blood. Liquid biopsies take advantage of the fact that when cells die, as they do routinely, they release DNA into the bloodstream. The DNA of a tumor cell is markedly different from normal DNA. A large number of cancer genome sequencing studies have collectively identified the genetic changes that make human tumors grow and progress. As a result of their findings, scientists have discovered that virtually all cancers carry somatic DNA mutations. Capturing DNA, RNA and small RNA molecules offers a non-invasive approach and unique opportunities for early diagnosis and prognosis of clinical conditions as well as follow-up tests especially in many different cancers.

Scientists and clinicians are starting to address the concept that the microbiome is crucial to health. For every one of the 50 to 70 trillion cells in an adult there are 10 times that number of microbes. That means that from a genomic perspective 99% of “our” DNA is microbial. What you eat and drink and the medicines you take may have an adverse effect on the trillions of microbes that live all over your body but are highly concentrated in your digestive tract. The genes they express and the proteins they produce work synergistically with our genes and proteins. Disorders in our internal ecosystem — a loss of diversity, or a proliferation of the “wrong” kind of microbes — may predispose us to a whole range of chronic diseases, as well as some infections. A growing realization in medicine is that we need to measure not only our DNA sequence and gene expression but the microbial genome as well.

Getting old is now the major risk factor for developing a major chronic condition. Cancer rates rise dramatically after the age of 40 and at 80 the odds are 50/50 to develop some type of cancer. Our immune systems are our major defense against disease including cancer. The immune system is always on patrol ridding the body of foreign invaders, such as viruses, bacteria or fungi. White blood cells, such as “T cells,” fight infection and cancer. When a foreign invader is detected, the entire immune system is alerted through chemical signals but as we age the system is less effective in recognizing our own cells that have mutated and are growing in an unregulated manner.

Cancer cells have ways of hiding themselves from being detected by our immune cells but scientists have discovered drugs that can block these evasive maneuvers allowing the immune system to do its job. Cancer immunotherapy attempts to stimulate the immune system to reject and destroy tumors. Combining immunotherapy and liquid biopsies is a very positive one-two punch in the fight against cancer.

According to PricewaterhouseCoopers (PwC), “The New Health Economy represents the most significant re-engineering of the U.S. health system since employers began covering workers in the 1930s.” Millions of Americans now have smart phones and are starting to access health apps as diagnostic tools and refilling prescriptions with mobile devices making the dream of medical care anywhere and anytime a reality. According to the 2016 PwC 2016 survey more Americans are willing to have a consult with a physician online and willing to share personal data with a health system not only to aid in diagnosing themselves but also others.

Precision medicine means Big Data and it is the willingness to share personal information about ourselves that will finally make precision medicine a reality. The giant data management companies readily grasp this situation: Amazon, Google, Microsoft, IBM and Apple are all showing where medicine is headed. These companies have been busy developing medical information hardware and software, including devices that convert biological information into a digital format, and systems to acquire, digitize, store and share information, while maintaining privacy. Some of them are also making acquisitions of key healthcare information companies.

Precision medicine will integrate exact genomic and proteomic information while including physical examination, laboratory and imaging information (upon which contemporary medicine rests) and evaluate this data against a vast and growing data bank of human populations and their maladies. Precision medicine requires highly sophisticated systems for collection, storage and integration of information from multiple data inputs. Unlike traditional medical textbooks, the background information in the population data bank will be as up-to- date as the most recent patient tested. More data means more predictive accuracy. The best systems will be open systems, essentially "educating" the data bank with a diverse and constantly growing collection of clinical information.

Better for Physicians

It may seem impossible for a physician to add a vast collection of genomic information to the already formidable task of diagnostic and treatment decision-making. It is the challenge for companies like Iris to correctly collect and analyze genomic and proteomic information, order and organize it meaningfully, and present it efficiently and "painlessly", giving the clinician increased confidence and power without further burdening their already overtaxed schedules. The promise of precision medicine includes better patient education, better compliance with care, earlier diagnosis and better outcomes. Although genomic sequencing has attracted considerable public interest, most of the clinical sequencing commercially available today is very limited in scope, expensive and inaccurate. In addition, fewer than 1% of physicians are equipped to meaningfully interpret the information.

Better for Patients:

Until now, the benefits of genomic information have been uncertain, and only available to a lucky few with either financial resources or access to clinicians with a special interest in this field. Until now, companies offering genomic information service have been working with only isolated pieces of the puzzle: One large company looks at gene expression; another looks at sequence variation and yet another focus on protein biomarkers. While these approaches may occasionally hit a "home run" for the patient, more often they will strike out, being based on only partial information. The Iris approach, in contrast, integrates all of the key pieces of the clinical puzzle, striving also to lower the cost to a level that will make the approach widely accessible for patients and clinicians alike.

Historical Overview

We are dedicated to making precision medicine a reality today. We will achieve this by (1) accurate and affordable analysis of nucleic acid (DNA, RNA) and proteomic information, and (2) integration of this information with a patient's personal and family medical, lifestyle, and environmental history. While several companies today are working in the field of genomic analysis, none has achieved the breadth and accuracy of integrated information needed to deliver the full promise of precision medicine. Merely analyzing gene expression or genomic sequence variation is not enough. Where other companies are looking at part of the picture, only Iris is looking at the whole picture.

Founded in 1999 we developed and refined our diagnostics technology and platform, culminating in 2008 when we received the North American Technology Innovation Award in Pharmacogenomics from Frost and Sullivan. In bestowing the award, Frost and Sullivan stated that, “Iris’s technology is a near-term opportunity, which would significantly transform the way in which personalized medication is currently being prescribed.”

2008 to Present: A major setback

In prosecuting the patent applications covering our core intellectual property, we suffered a four-year delay due to the failure and subsequent bankruptcy of Heller Ehrman, our legal counsel at that time. The failure of Heller Ehrman, a prominent law firm with more than 600 attorneys, resulted in communications from the USPTO going unanswered, including a response to a notice of allowance of Iris’s key patent.

This first and most critical failure occurred approximately three weeks after Iris’s patent attorney at Heller Ehrman and their entire intellectual property department in Menlo Park left the firm in March 2008.

Having discovered the Heller Ehrman failures through an outside law firm doing patent work for us in late 2011, we have regained our patent rights, having the key patents granted in 2012 and 2014, and now stands ready to move forward with patent enforcement and commercialization of our products.

And an Opportunity

From 2008 to present, we have continued to refine our technology and intellectual property; we now have six US patents and a portfolio of patents in the European Union, Canada, Asia, Australia and New Zealand. In 2015 we received a key patent in the European Union, and we continue to prosecute our patent applications in the US and abroad. We have expanded our network in both research and clinical realms; and we have avoided some of the pitfalls and burdens of developing a brand new market. During this time, our competitors have developed a significant market, and we are now well positioned to capitalize on this market through superior technology.

Iris Today

We have developed a technology platform to determine the most advanced and cost-effective approach to cancer diagnosis and treatment. In October 2010, the National Institutes of Health (NIH) reviewed our grant application, and we were awarded $245,000, the maximum amount given per grant under the US Qualifying Therapeutic Discovery Project (QTDP) Program. The QTDP grant provided recognition of Iris's patented Nano-Biochip™ and BioWindows™ Medical Informatics System for optimizing personalized and targeted medical treatment.

Our scientific advisory board includes leading cancer researchers from the University of Texas MD Anderson Cancer Center. MD Anderson (MDACC) has been ranked the No. 1 hospital for cancer care in the nation by U.S. News & World Report’s “Best Hospitals” survey (2015-2016). MDACC has ranked as one of the top two hospitals in cancer care every year since U.S. News & World Report began its annual “America’s Best Hospitals” survey in 1990. MDACC website states, “New and innovative therapies generally are available at MD Anderson several years before they become standard in the community. Our clinical trials incorporate state-of-the-art patient care, while evaluating the most recent developments in cancer medicine. MD Anderson ranks first in the number and amount of research grants awarded by the National Cancer Institute. By studying how cancer begins and responds to various treatments, we can help patients overcome disease and prevent recurrence.”

In 2014, we received the IAIR Award for Best Company for Leadership in Personalized Medicine. To date, we have invested over $12 million in preparation for the launch of multiple products and services based upon our patented Nano-biochip and BioWindows Medical Informatics System. We are now prepared to proceed with commercial scale manufacturing and the launch of multiple products. We have been keeping up and making adjustments to our products and technology, as well as intellectual property portfolio, to stay at the forefront of our market sector.

On March 17, 2016, in preparation for our multiple product launches, our board of directors unanimously approved the increase of our authorized shares of common and preferred stock from 20 million and 5 million to 100 million and 25 million respectively. On March 18, 2016, our Amendment to the Articles of Incorporation, regarding the increase in the authorized shares, was filed with the California Secretary of State. The State of California has approved and recorded the amendment.

With a team of people, who have a passion for making a difference in helping people through precision medicine, we have positioned ourselves well to offer our solution to the world as we prepare for dynamic growth. Making precision medicine a reality requires expertise in medicine, biotechnology, genomics, chemistry, nanotechnology, semiconductor manufacturing, mathematical algorithms, and information systems. Equally important for commercial success is expertise in business, insurance, health care policy and patent law.

Data Management

As of January 1, 2015, hospitals, medical clinics, surgery centers, and other medical providers are required by law to have electronic medical records in HL7 format. Unlike the pdf format, HL7 is a friendly format for data extraction into the Iris BioWindows System, which will expedite the process in enabling personalized precision medicine.

We recognized early on the critical role of data management in precision medicine and have been working with leaders in the field to develop the optimum platform for implementation of our technology. We have engaged with companies such as IBM, Dell, EMC, Fujitsu, Oracle, SAP, Amazon, Microsoft and others. Our goal is easy and seamless integration of genomic and proteomic information into clinical practice, informing and supporting both patient and clinician in making treatment decisions. Simplicity and affordability are critical if we expect to make the best practices available to all patients. Many companies and products are converging on this problem, making it possible to cull data from a person's genome, gene expression, protein expression, family history, environmental exposure, diet and lifestyle, together with real-time health data. The Iris BioWindows™ tool is specifically designed and perfectly positioned to integrate all sources of information to provide a complete and clinically relevant picture.

We have been continuing to build upon the 2009 launch of our “Health Passport” in our BioWindows™ 2.0 Informatics System. Health Passport is a HIPAA compliant, web based medical information storage system that allows participants to grant sharing capabilities of their confidential medical and lifestyle information to physicians and/or family members anywhere in the world. This allows families to build multi-generational medical family trees that will help assure that they receive more personalized care now and in the future – the right medical treatment for the right patient at the right time. In the future, the information within the BioWindows™ System will be used not only to optimize the choice of medical treatment, but also to develop personalized and targeted drugs with maximum efficacy and minimal side effects.

Summary of Medical Care

According to the Centers for Medicare and Medicaid Service (CMS), US healthcare spending is projected to be 19.9 percent of GDP by 2022 and spending on national health care totaled $3.0 trillion or 17.5 percent of GDP in 2014.

The American Cancer Society estimates that approximately 231,840 American women were diagnosed with invasive breast cancer in 2015, as well as an estimated 60,290 additional cases of in situ breast cancer. A breast cancer patient, after the removal of the tumor, is usually treated with radiation and/or chemotherapy followed by additional therapies such as hormonal therapy or molecular antibody treatment.

According to a study from the National Cancer Institute (NCI), the average cost of chemotherapy is about $31,000, and most patients that receive chemotherapy do not benefit from this painful treatment with its many undesirable side effects. Some drugs to be taken after chemotherapy could cost $40,000-$80,000 per year. For some patients, the total cost of breast cancer treatment could exceed $150,000 in the first year.

Most of our current medical practice in this country is based on “standards of care” which are determined by averaging responses over large groups of patients based on clinical trials. Another way to arrive at “standards of care” is to group patients into cohorts (groups) based on their specific characteristics. Instead of looking for generalities within a large group of patients, medical practitioners can focus on specifics and what cohort best fits each individual.

Which characteristics should be considered in building a subset or cohort? Many characteristics are obvious and are presently considered to optimize treatment; gender, age, weight, height, ethnicity, family history and disease history for instance. There are others that are not so obvious; diet, allergies, immunizations, obstetric history, stress and lifestyle as well as environmental factors including employment and residential history. But probably the most important are personal biomarkers.

In medicine, a biomarker is an indicator of a particular disease state or a particular state of a patient; blood pressure and cholesterol are two familiar ones. Over the past few decades, major advances in molecular analysis technologies have brought the definition of a biomarker to the arena of the genome. The present biomarkers that medicine relies on for disease diagnosis and prognosis are only a glimpse into the molecular basis of common diseases. The addition of genomic analysis would allow medicine to define diseases precisely, uniquely and unequivocally.

In a February 16th 2009 AP article Dr. Richard Schilsky, American Society of Clinical Oncology (ASCO) president, was quoted as saying that “a bad test is as dangerous to a patient as a bad drug.” “The tricky part is to figure out which of those (genetic differences) are clinically important and which are just variations that exist.” The most complete genomic testing is about uncovering a tumor’s genetic signature by measuring the gene expression activity that drives the aggressiveness of the tumor, its possibility of recurrence and what specific type of therapeutic regimen would save and optimize the patient’s quality of life.

Breast cancer, like all diseases, is very complex involving an individual’s genome interacting with its environment over time. Only 5% of breast cancers are due to inherited mutations; the other 95% are due to acquired somatic mutations and improperly regulated genes due to environmental factors. Why do some people get cancer and others don't? Why is cancer more aggressive in some patients compared to others? Why does the same drug cure some patients and cause severe side effects in others? Why does someone need twice the standard dose to have a positive effect while others need only half? Existing diagnostic procedures cannot answer these questions.

What sets Iris apart?

The answer and solution to all these questions is the same, genomics and personalized medicine. With the information available in our BioWindowsTM informatics system physicians would be able to stratify patients into cohorts with common, yet unique, disease characteristics. When you add a new patients genomic and life dynamics into the system for comparison they are added to groups that share the greatest number of similarities in all aspects. As the system grows you move further and further away from “generic” treatments, based on outdated clinical trials and trial and error medicine and enter the new era of truly personalized medicine.

Our intellectual property encompasses two key aspects: (1) the transformation of biological information into digital data, and (2) analysis of the data with our artificial intelligence system to optimize medical treatment. Consider the following hypothetical patient, with the conventional medical approach or with the precision medicine approach.

Clinical Example

Conventional Approach:

Imagine a patient just diagnosed with a possible breast cancer; the physical exam shows a mass which is confirmed by mammogram. Screening tests and bone scan show no evidence of metastatic spread. A needle biopsy is performed, and the tissue is examined under the microscope to classify the tumor by its appearance. Based primarily on its microscopic appearance, a treatment plan will be recommended. There are potential errors at each step.

A critical fact is that microscopic appearance is not always an accurate predictor of a tumor's behavior. In other words, the genotype (genetic code) and the phenotype (physical appearance) do not always match. Certain types of tumors respond to one treatment better than another. When it comes to chemotherapy, the best drug or combination of drugs cannot always be predicted by the microscopic appearance. All too often trial and error selects treatment. Other aspects of treatment, including diet, social support, and general fitness may be paid lip service, but are rarely given the same seriousness as the specific medical treatment. Almost always, the patient’s gut microbiome profile is rarely examined, even though the presence or absence of certain microbes can either help or hinder the efficacy of chemotherapy.

Iris precision medicine approach

Now imagine the same patient's treatment with precision medicine: As soon as the needle biopsy is done, the tissue is prepared and analyzed with the Iris Breast Cancer Chip, determining the genomic "fingerprint" of the tumor; (this is what matters, regardless of its microscopic appearance). The genomic information is then analyzed via the Iris Bio-Windows artificial intelligence system, integrating all clinical (which may or may not include next generation (NGS) DNA sequencing, RNA sequencing, liquid biopsy, protein expression, microbiome, and other information), family, diet and lifestyle information, and comparing the genomic "fingerprint" against all known cases of tumors with that "fingerprint,” their treatments, and their successes or failures. Further, other drugs or treatments in development thought to be of value for treatment of this particular patient can be analyzed for possible application. At the same time, nutritional, lifestyle and other factors are identified, quantifying their potential value in supporting medical treatment. This vast pool of information is integrated, summarized and provided to physician and patient, in plain language, to assist them in making clinical decisions. Our process can be flexible and can be used with less or more integrated information depending upon the situation.

The Evolution of the Iris Program

It took a worldwide effort of thousands of scientist working more than a decade at a cost of approximately $3 billion to complete a draft of a composite human genome in 2001. In 2016, a human genome can be sequenced in a day for $1,000. The cost and time required to sequence a human genome has finally come down low enough to make precision medicine a reality. Our patent portfolio and approach to precision medicine have evolved over a seventeen-year period. The development of cheaper, faster and far more accurate and complete genomic data acquisition has been challenging in this fast-moving clinical field.

Identifying and developing appropriate partners in clinical evaluation as well as data management is likewise an important part of Iris's program, and we continue to cultivate and refine these resources. In the meantime, companies which do not focus on seeing “the complete picture” in integrated analytics have done much of the costly and difficult work of raising public awareness and excitement about the promise of precision medicine and developing the early market for these services.

We have taken the time to fully understand the entire complex and time-consuming aspects of making personalized medicine accurate, affordable, and timely. We are now getting ready to launch multiple products in succession in 2016.

Our Strategy

Product Strategy

We have identified our products for development based on the high prevalence, societal impact and economic consequences of certain serious medical conditions such as breast cancer. It has become apparent to us, with respect to breast cancer, that there remains an acute need for a robust staging classification system, as well as more effective predictive, and prognostic tools to assist in medical treatment decisions. Recently, the characterization of gene mutations and gene expression patterns as they relate to this disease has become the prime focus of a great deal of research and discovery.

Breast Cancer Chip

According to The American Cancer Society, about 1,685,210 new cancer cases are expected to be diagnosed in 2016. This estimate does not include carcinoma in situ (noninvasive cancer) of any site except urinary bladder, and does not include basal cell and squamous cell skin cancers, which are not required to be reported to cancer registries. In 2016, about 595,690 Americans are expected to die of cancer, almost 1,632 people per day. Cancer is the second most common cause of death in the US, exceeded only by heart disease, accounting for nearly 1 of every 4 deaths. According to the World Health Organization (WHO), approximately 14 million people worldwide are diagnosed with cancer and there were 8.2 million cancer related deaths in 2012.

Our initial focus is helping the more than 2 million breast cancer patients in the US. Each year more than a million breast biopsies, lumpectomies, and mastectomies are performed. An estimated 246,660 new cases of invasive breast cancer are expected to be diagnosed among women in the US during 2016. About 60,290 new cases of carcinoma in situ (CIS) will be diagnosed (CIS is non-invasive and is the earliest form of breast cancer), and about 40,450 women will die from breast cancer. Excluding cancers of the skin, breast cancer is the most frequently diagnosed cancer in women.

A woman is diagnosed with breast cancer every three minutes in the U.S. The National Cancer Institute (NCI) estimates that more than $8 billion is spent in the U.S. each year on treatment of breast cancer and there are more than two million women alive in the U.S. who had a history of cancer of the breast.

With the increasing success of early mammography screening programs, a growing number of breast biopsies are being performed to determine if suspicious growths are malignant or benign. Up until now, malignant tissue has been graded based on traditional tumor/nodal/metastasis (TNM). The current testing procedures also use immunohistochemical tissue staining techniques for additional cancer cell sub-classification and staging, which is used for clinical decisions regarding treatment and prognosis.

Mammography can detect a breast tumor once it has reached a certain size, but cannot tell if the tumor is benign or malignant. A breast biopsy can determine if a tumor is cancer but cannot predict how aggressive the disease will be or how the patient will respond to the various treatment modalities. Starting at the point of a breast biopsy diagnosis of cancer, the nano-biochip and BioWindows™ artificial intelligence program are designed to enable a treating physician to quickly prescribe a personalized treatment regimen that will have the greatest probability of success for each patient’s particular type of cancer. This knowledge could be the difference between life and death in some cases and a better quality of life for all patients.

We have the capability to launch the clinical BreastCancerChip™ through CLIA laboratory certification without FDA approval, similar to the Oncotype Dx test offered by Genomic Health. We have strategically positioned ourselves to be successful regardless of how and when the FDA decides to regulate complex molecular diagnostic and prognostic products. The Iris Nano-Biochips are designed to be FDA-approved kits. With FDA approval, all of our tests can be performed in any certified laboratory.

Intellectual Property

Our core intellectual property covers patented technology for highly accurate genomic and proteomic analysis, refinements to enhance reaction speed and control, and the use of an algorithm to relate this information to a patient's comprehensive history to determine risks of disease, of recurrence, and prognosis with available or developing modes of treatment. We believe that all genetic and environmental elements must be integrated in order to achieve truly personalized, precision medicine. We are the first company to offer such integration and we have been issued several patents.

Our IP is based on the technology of analysis. While we look at many specific genes, our intellectual property is not based upon patenting any specific genes, unlike some competitors. Our strategy has been borne out by the Supreme Court, which ruled on June 13, 2013 that genetic sequences themselves are natural products, and not patentable.

  US 7,108,971 - Binding Chemistry: “Reversible binding of molecules to metal substrates through affinity interactions.” This patent application states that a testing probe binding system, utilizing a proprietary heterobifunctional spacer comprising a hydrocarbon, efficiently binds oligonucleotides to soft metal surfaces on the chip. The invention relates to the immobilization of ligands onto solid surfaces and their use in hybridization, purification, immunoassays, biosensors and other biochemical applications. Our patent protection expires on May 15, 2020.

  US 6,852,493 - Enhanced Hybridization: “Magnetic field enhanced hybridization of target molecules to immobilize probes.” This patent claim states that labeling nucleic acid target molecules with paramagnetic labels and activating a magnetic field under probe molecules on the chip, can accomplish rapid hybridization of complementary nucleic acid molecules. Our patent protection expires on May 15, 2020.

  US 7,270,954 - Peptide Nucleic Acids (PNAs): “Hybridization of target DNA with immobilized nucleic acid analogs.” This patent claim states that PNAs replace oligonucleotides and cDNA as probes in the detection of specific DNA and RNA sequences. Utilizing the company’s proprietary binding system and hybridization technology, PNA probes capture more efficiently specific DNA and RNA sequences than do oligonucleotide and cDNA probes. Our patent protection expires on June 30, 2020.

  US 7,062,076 - BioWindows System: “Artificial intelligence system for genetic analysis.” This patent claim states that BioWindows provides a complete artificial intelligence system, utilizing proprietary algorithms, for acquisition and analysis of nucleic-acid array- hybridization information. This system reads data from nano-biochips, analyzes test results based on maintained parameters, evaluates patient risk for various ailments, and displays patient treatment alternatives. This system may utilize the Internet, via a secured encrypted web interface, for both transmission of nano-biochip hybridization data and the interpretation of this data. Our patent protection expires on August 28, 2020.

  US 8,107,693 – This patent has broader claims than US 7,062,076 - BioWindows System: “Artificial intelligence system for genetic analysis.” This patent claim states that BioWindows provides a complete artificial intelligence system, utilizing proprietary algorithms, for acquisition and analysis of nucleic-acid array- hybridization information. This system reads data from nano-biochips, analyzes test results based on maintained parameters, evaluates patient risk for various ailments, and displays patient treatment alternatives. This system may utilize the Internet, via a secured encrypted web interface, for both transmission of nano-biochip hybridization data and the interpretation of this data. Our patent protection expires on August 28, 2020.

  US 8,693,751 – The latest patent in a family of patents on our “Artificial intelligence system for genetic analysis.” This one has broader claims than US 8,107,693. Our patent protection expires on August 28, 2020.

Strengths

Core technology: Our business plan is based on our analytical technology, which is not in any way dependent upon licensing other technology. Our patents are thorough and comprehensive. Our investments are focused on patentable analytic technology to acquire, store and integrate information, and communicate it clearly and accessibly to patients and physicians. The key is relevant information, and we are flexible in acquiring information from any source, and means deemed appropriate.

We provide patient and physician with the information they need to make the best treatment decisions, but Iris does not in any way substitute for the physician's judgment. We do not make treatment recommendations ourselves. We provide actionable information but do not tell the doctor what to do. This is an important aspect of our business structure, avoiding both unnecessary cost and liability exposure for the company.

Scalability: We do not employ at present a direct "service" staff to the public, focusing instead on the most accurate and user-friendly ways to gather, integrate, search, reference and present actionable information to patient and physician. Resources not spent on an extended labor force can be concentrated on staying at the leading edge of a very rapidly evolving field, keeping our existing products up-to-date with the latest research, and expanding our product line. Our model is also easily scalable for global penetration.

The field changes rapidly, and our Nano-biochip can be updated easily to include new sequences and other molecules. Our analytical software can also be updated easily. Our flexible model provides a competitive advantage for Iris in offering up-to-date advanced medical tests.

Cost Savings Precision medicine enables physicians to guide patients to better medical decisions, with better outcomes, at lower cost and with fewer undesirable effects from treatment. Government (CMS) and insurance companies are saved the cost of paying for ineffective treatments. Hospitals providing precision medicine benefit from an enhanced reputation for providing superior care. Innovative pharmaceutical and biotechnology companies, in the long run, will win by developing better working drugs that will be acceptable to a more knowledgeable medical industry in the future.

Competition

The line between competitors, collaborators, and suppliers is blurry at best in this emerging field of precision medicine. For example, Illumina supplies about 70% of the sequencing equipment. In the past few years, Illumina has moved into the space of actually providing clinical tests.

Recently, Nanthealth launched its Cancer Moonshot 2020 program to diagnose and treat cancer using next generation sequencing (NGS), protein profiling using expensive mass spectrophotometry, and immunotherapy. The collaboration between Blackberry and Nanthealth to create the Passport phone with a Genomic Browser is a great first step to build on. Blackberry is strong in cyber security and enabling productivity while Nanthealth is strong in its clinical operation system, medical expertise, and networking with the clinical community, government authorities, electronic health record system providers, and health insurance companies. There exists an opportunity for big data analytics of patient information to significantly change the way medicine is practiced. There are different opinions among experts, however, as to whether the “boil the ocean” approach or the “intelligent, sequentially targeted” approach to clinical studies makes more sense.

Currently there are no systems in which a physician can view important medical information and make correlations associated with millions of mutations and thousands of gene and protein expressions for different demographics groups. We have spent the past decade focusing on the integration of nanotechnology, semiconductor manufacturing, microfluidics, chemistry, molecular biology, genetics, genomics, and information technology. Since we understand the importance of the need for complete information, we have created a platform to enable physicians to make better, more informed medical decisions that will lead to more effective diagnosis and treatment, not only for patients with breast cancer, but also for those with neurological disorders, heart disease, diabetes and other gene-related metabolic problems.

During the J. P. Morgan Healthcare Conference in January 2016, it came through loud and clear that personalized medicine through big data analytics has become a competition and collaboration among billionaires such as Bill Gates, Jeff Bezos, Dr. Patrick Soon-Shiong, along with well funded and well known scientists such as Craig Venter through their respective companies and investments.

In fact, precision medicine is no longer just about competition among companies, but rather among networks of companies. Broadly speaking, it is among the affiliates of Illumina, Thermo Fisher Scientific, and a few others. Grail, a new company created with $100 million provided by Illumina, Arch Ventures, Bill Gates, Jeff Bezos, and Sutter Hill Ventures, is one to watch for the future. Nanthealth’s business model relies on using advanced DNA-sequencing systems from Illumina. Illumina has already announced that it would provide those systems to Grail at a deep discount. Jeff Bezos and Bill Gates already own the number one and number two cloud storage services respectively and they can dominate in cloud computing. Nanthealth’s business cannot succeed without strong cloud computing. Nanthealth and Illumina already have a strong network with pharmaceutical companies, universities, and hospitals.

Competitors and potential collaborators include but not limited to Myriad Genetics, Genomic Health, NanoString Technologies Inc., NeoGenomics, Novartis AG, Foundation Medicine, Guardant Health, Laboratory Corporation of America Holdings, Quest Diagnostics Incorporated, Roche Diagnostics, and Johnson & Johnson Company. Competitors also include other companies and academic and research institutions.

Our Competitive Advantage

With such concentration of capital, scientific know-how and information-processing power in this area, different entities are competing to establish themselves as the “gold standard” for personalized medicine for the coming decades. There are also other competitors such as Verily (Google Life Sciences) that is poised to go far beyond Google Genomics. IBM is using Watson to analyze patient information to improve treatment and IBM’s collaboration with Apple brings strong enterprise security with computer devices and consumer applications. These developments dovetail with what we have been diligently working on for many years.

In addition to the prognostic testing capabilities, similar to the offerings by Genomic Health, Agendia, and NanoString, our tests predict the best, targeted therapy to maximize efficacy and minimize side effects by using gene expression test with additional genomic, proteomic, personal life style, family medical history, and environmental exposure information to optimize longevity and quality of life.

Breast cancer gene signatures have been used to segregate patients by prognosis and therapeutic indication. Those such as Oncotype DX, Mammaprint, and PAM50 classify breast tumors into subclasses (e.g., Luminal A, Luminal B, HER2, Basal) that are broadly predictive of recurrence after initial treatment/resection, without specifying an indicated treatment modality. Other signatures (e.g., Endopredict, immune response, Myc, p53) are prognostic within individual subclasses (e.g., ER-positive, triple negative) again without specifying indicated treatment modalities. Lastly, pathway signatures (e.g., RB, MEK, PTEN) predict tumor addiction to specific oncogenes and/or responsiveness to specific treatments. These latter pathway signatures may be selectively predictive in the context of particular tumor subclasses. For example, in ER-positive disease there was a highly significant association between high RB-loss signature expression and poor disease outcome, while in ER-negative disease the opposite trend was evident. Specifically, within the ER-negative subpopulation, the RB-loss signature was associated with improved response to chemotherapy and longer relapse-free survival.

While currently, most published signatures are merely prognostic, the advent of neoadjuvant therapies and adaptive trials will increasingly favor the development of signatures predictive of response to individual targeted therapies. However, publicly available clinical data for targeted therapies are still sparse. In lieu of such clinical data, some researchers have used the results of pre-clinical studies using cell lines and xenografts to derive predictive signatures. In one illustrative example, cell lines were used to define an 18-gene signature of MEK functional output, independent of tumor genotype. Where the MEK pathway was activated but the cells remained resistant to the MEK inhibitor selumetinib, a 13-gene signature was identified that indicated the existence of compensatory signaling. In another example, breast cell lines were used to define a 7-gene signature predictive of responsiveness to the drug olaparib, a specific inhibitor of Poly(ADP-ribose) polymerase (PARP) – an enzyme involved in DNA repair.

Our test is based upon a list of genes tailored for breast cancer signatures prognostic test with future predictive capabilities, including signatures of oncogenic pathways likely to be targeted by therapeutic drugs currently in various stages of development. We envision broad use of our artificial intelligence system for optimization of targeted therapeutic strategies and may incorporate data from next-generation sequencing (NGS) and other sources.

We have developed a manufacturing system with the capabilities to produce a variety of Nano-biochips™ with a choice of mRNAs, microRNAs, proteins, or other biomarker probes for the diagnosis and prognosis of breast cancer and many other diseases. Our Nano-biochip manufacturing and usage tracking process has been tested with 2D and 1D barcode scanners on both labeled and stamped products in conjunction with touch screen functions, and we have streamlined the automated patient sample processing protocols.

We have also been developing other new technologies, which we will share in the future, that have the potential to significantly impact healthcare.

We have been cultivating scientific knowledge and business relationships to better understand the correlations between human wellness and the nucleic acids and proteins of various organisms in a business environment where regulations and reimbursement are going through major changes while consumers, government, research scientists, and physicians are demanding timely access to vital information. With the pending merger of Aetna with Humana, Anthem with Cigna, they along with UnitedHealth will forever change the insurance landscape and drive the formation of more mega hospital systems. We are poised to succeed in contributing to precision medicine in the 21st century, and those that partner with us will have an added competitive advantage.

For the next five to ten years, immunotherapy, liquid biopsy, gene-editing using clustered regularly-interspaced short palindromic repeats (CRSPR), among other scientific and medical advances, will be increasingly discussed at medical conferences as well as among the general public. In general, immunotherapy is more efficacious and has much fewer side effects when compared to chemotherapy. Immunotherapy has worked well not only for blood related cancers but also for diseases such as Melanoma.

On March 24, 2016, Dr. James P. Allison, who’s cancer research in the area of immunotherapy led to the successful development of “immune checkpoint therapy,” and FDA-approval of the immunotherapy drug Yervoy for the treatment of metastatic melanoma, talked about the need to do more basic research and not just translational research. The development of Yervoy was made possible by the basic research conducted by him at UC Berkeley as well as his collaborators. He holds the position of professor and chair of Immunology and executive director of immunotherapy platform at the M. D. Anderson Cancer Center. Dr. Allison will likely be a future Nobel Laureate.

Just like any business precision medicine involves strategic company alliances. People must address the issues of both privacy and widespread sharing, and information management is as important as the genomic technology itself. We have built a solid foundation to be a leader in the precision medicine industry and are now ready to bring superior technology to this marketplace.

Sales and Marketing

We expect that our marketing efforts will capitalize on the existing wide market acceptance as well as private and governmental health insurance reimbursement to provide for genomic and genetic breast cancer testing; however, while some of our competitors receive reimbursement for similar testing, until we begin our operations we cannot be certain that we will be similarly reimbursed. Our sales and marketing will be done initially through partners, distributors, and company representatives. In the United States, the initial customer base we wish to target once our products are ready to be introduced to the market includes leading clinical research institutions and companies such as Stanford, UCSF, M.D. Anderson Cancer Center, the National Cancer Institute (NIH), Quest Diagnostics, Laboratory Corporation, Sutter Medical, and Kaiser Permanente.

Direct-to-consumer radiology service centers demonstrate the growing popularity of self-reliance and a “need to know” philosophy in the management of personal health matters. Genomic diagnostic testing will, quite logically, be a part of this movement. We could be selling our products into a new market segment in the field of medical diagnostics.

Iris has been covered by ABC News, Forbes, CNBC, Yahoo Finance, Market Watch, US Pharmacist, Drug Benefit Trends and other publications here in the US as well as media in the UK, France, Germany, Australia, Canada, and Asian countries. Drug Benefit Trends is a publication for medical directors, pharmacy directors, and other managed care decision makers. This publication is peer reviewed and the three-page article that highlights the Company and the current status of personalized medicine is on the front cover of the March 2008 issue.

Our CEO, Simon Chin, has also been interviewed by radio shows in California and Florida. Since we launched our BioWindows™ medical information system on May 11, 2008, people have been entering their personal information into the system. Mr. Chin was also a speaker at various conferences such as the world's largest annual gathering for laboratory medicine at the American Association for Clinical Chemistry (AACC) and the BIO International Convention, which is the world's largest biotech conference. Our desire is to launch BioWindows™ worldwide, customized to meet the local needs.

Our management realizes that one of the key ingredients to becoming a successful company is brand recognition so we will engage in more publicity campaigns. Customer and user training will also be provided to facilitate the use of our products and services. As far as sales channels are concerned, preliminary discussions have been made with major health care providers and HMOs. We have also been working with various patient advocacy groups as a part of our marketing outreach program.

In the Pipeline

Our Nano-Biochip™ product pipeline includes: CancerChip™, PrenatalChip™, NeuroChip™ (Alzheimer’s and Parkinson diseases), MetabolicChip™ (Diabetes), CardioChip™, BloodChip™ and Chips for veterinary, agricultural (e.g., biofuel development), environmental, and other applications. Our BioWindows™ artificial intelligence system provides big data and analysis for clinical applications, drug development, and stem cell research.

FORWARD LOOKING STATEMENTS

This information statement and other reports that we file with the Securities Exchange Commission (“SEC”) contain forward-looking statements about our business containing the words "believes," "anticipates," "expects" and words of similar import.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results or performance to be materially different from the results or performance, anticipated or implied, by such forward-looking statements.  Given these uncertainties, stockholders are cautioned not to place undue reliance on forward-looking statements.  Except as specified in SEC regulations, we have no duty to publicly release information that updates the forward-looking statements contained in this information statement.  An investment in our Company involves numerous risks and uncertainties, including those described in our Annual Report on Form 10-K for the year ended December 31, 2016.  Additional risks will be disclosed from time-to-time in our future SEC filings.

ADDITIONAL INFORMATION

Additional information about the Company may be found in our Annual Report on Form 10-K for the year ended December 31, 2016 and our other filings with the SEC.  Copies of this report and others may be obtained from the SEC's web site at "www.sec.gov."  We will mail copies of our prior SEC reports to any stockholder upon written request, free of charge, by contacting the Company at 5201 Great America Pkwy, Ste. 320, Santa Clara, California 95054, and our telephone number is (408) 867-2885, Attn: Investor Relations.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Simon S. M. Chin

-----------------------------

Simon S. M. Chin

President, Chief Executive Officer

Chairman of the Board of Directors

APPENDIX A

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

IRIS BIOTECHNOLOGIES INC.

The undersigned certifies that:

1. He is the President and Secretary of Iris Biotechnologies Inc., a California corporation (the “Corporation”);

2. Article IV of the Articles of Incorporation of the Corporation is hereby amended in full to read as follows:

“This corporation is authorized to issue two classes of shares, which shall be known as Common Stock and Preferred Stock respectively, both of which shall have no par value. The total number of shares of Common Stock, which this corporation is authorized to issue, is One Hundred Million (100,000,000) shares, and the total number of shares of Preferred Stock this corporation is authorized to issue is Twenty Five Million (25,000,000) shares. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors shall determine the designation of each series and the authorized number of shares of each series.

The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of shares of Preferred Stock and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. If the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

3. The foregoing amendm ent of the Article of Incorporation has been duly approved by the board of directors of the Corporation.

4. The foregoing amendment of the Article of Incorporation has been duly approved by the required vote of shareholders of the Corporation in accordance with Section 902 of the Corporation Code. The total number of outstanding shares of the Corporation is 19,607,177 shares of common stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

DATED: March 18, 2016.

Simon S. M. Chin, President and Secretary